Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION RECEIVES $3.3 MILLION PREFERRED
STOCK INVESTMENT
Southampton, PA. August 28, 2007- Environmental Tectonics Corporation (AMEX-ETC) (“ETC” or the “Company”) today announced that on August 23, 2007, it entered into the Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Mr. H.F. Lenfest (“Mr. Lenfest”), pursuant to which, among other things, ETC issued and sold 3,300 shares of its newly-created class of Series C Cumulative Convertible Participating Preferred Stock (the “Series C Preferred Stock”) to Mr. Lenfest for $3,300,000 (the “Acquisition”). The Series C Preferred Stock provides for a dividend rate equal to ten percent (10%) per annum, payable on a quarterly basis but deferrable at the option of ETC until the fifth anniversary of the Acquisition. The Series C Preferred Stock is convertible into 1,089,108 shares of ETC’s common stock beginning on the date of Acquisition at a conversion price of $3.03 per share based on the closing price for ETC’s common stock on August 22, 2007, the trading day immediately prior to the Acquisition. The Series C Preferred Stock will automatically convert into shares of ETC’s common stock on the fifth anniversary of the Acquisition. The Series C Preferred Stock will vote with ETC’s common stock on an as converted basis.
ETC granted Mr. Lenfest certain demand and “piggy back” registration rights pursuant to a Registration Rights Agreement with respect to the shares of common stock issuable upon conversion of the Series C Preferred Stock.
In connection with Mr. Lenfest’s investment in the Series C Preferred Stock, ETC agreed to amend the terms of ETC’s existing Series B Cumulative Convertible Preferred Stock, also with Mr. Lenfest (the “Series B Preferred Stock”) to (i) increase the annual dividend rate to ten percent (10%), (ii) provide for immediate conversion at the option of Mr. Lenfest, and (iii) to remove ETC’s right to redeem the Series B Preferred Stock. ETC also agreed to discuss with the American Stock Exchange (“AMEX”) the inclusion of weighted-average anti-dilution protection for the Series B Preferred Stock and Series C Preferred Stock, and, if AMEX permits inclusion of such anti-dilution protection for the Series B Preferred Stock and the Series C Preferred Stock, to amend the terms of the Series B Preferred Stock and Series C Preferred Stock accordingly.
Mr. Lenfest is a member of ETC’s Board of Directors and a significant shareholder of ETC. Mr. Lenfest has been an investor and supporter of the Company since February 2003, when he participated in the Company’s refinancing with PNC Bank. As Mr. Lenfest is a related party as defined by Regulation S-K, ETC’s Audit Committee, comprised of Howard Kelley, Alan Mark Gemmill and Dr. George Anderson, each of whom is an independent director as defined by the AMEX rules and applicable securities laws, approved the terms and conditions of the Purchase Agreement and the transactions contemplated thereby.

William F. Mitchell, ETC’s President and CEO, stated, “I am very pleased that Mr. Lenfest continues to show his support for ETC. Gerry’s active involvement as a member of ETC’s Board and his continuing financial support have both been extremely instrumental to ETC’s strategic evolution and our major initiatives. I personally thank him for his interest.”
     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.
     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, ”will”, ”should”, ”could”, ”would”, ”expect”, ”plan”, ”anticipate”, ”believe”, ”estimate”, ”continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 23, 2007.
Contact: Duane D. Deaner, CFO               Tel: 215-355-9100 (ext. 1203)     Fax: 215-357-4000
ETC – Internet Home Page:                http://www.etcusa.com